UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Chiquita Brands International, Inc.
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CHIQUITA BRANDS INTERNATIONAL, INC.
Chiquita Center
250 East Fifth Street
Cincinnati, Ohio 45202

Additional Information Regarding the 2012 Annual Meeting of Shareholders
of Chiquita Brands International, Inc. to be Held May 22, 2012

Dear Shareholder:

We are writing to ask for your support at the Annual Meeting by casting your votes in favor of Proposal #2, the non-binding advisory vote to approve the compensation paid to our Named Executive Officers (known as “say-on-pay”). You can find additional details on the compensation program for our Named Executive Officers, including our objective of linking realized compensation to our performance, in the Compensation Discussion and Analysis beginning on page 28 of our proxy statement. We urge you to review those materials in connection with this vote. Our Board of Directors has recommended a vote in favor of this proposal.

At last year’s Annual Meeting of Shareholders, Chiquita’s compensation program was approved with the support of 85% of the votes cast. Since then, the structure and design of our compensation program has not changed. Our Board of Directors remains committed to maintaining a compensation program that drives executives to attain performance and which aligns the interests of executives with those of investors. The compensation elements, including short- and long-term performance-based plans, which have successfully aligned realized pay with our performance in the past, remain in place.
Institutional Shareholder Services (ISS) recommended a vote in favor of our compensation program in 2011. In 2012, notwithstanding the maintenance of the same structure and design of our compensation program, ISS has nevertheless recommended a vote against approval of this year's say-on-pay proposal, citing concerns with what they perceive as a pay for performance disconnect. We believe this recommendation is unwarranted and ask that you cast your votes in favor of Proposal #2, for the reasons we outline below.
WHY YOU SHOULD VOTE IN FAVOR OF OUR SAY-ON-PAY PROPOSAL

•
Approval of the compensation paid to our executive officers by 85% of shareholders voting at the 2011 Annual Meeting indicated strong shareholder support for the design of our executive compensation program. The strong level of shareholder support was a factor in our Board of Director's determination to continue to maintain of the same structure and design for our compensation program in 2011.

•	Our executive compensation program continues to successfully link realized compensation to our corporate performance, which is the intention of the program's design.

•
Our policy of disclosing general metrics upfront and specific numerical performance goals once performance periods have been completed is consistent with the best interests of our shareholders, because prospective disclosure of those specific metrics would be useful to our competitors and competitively harmful to Chiquita.

•
We believe the peer group companies used to benchmark our compensation program is appropriate as it is comprised of companies with which we compete for executive talent and no changes were made to the peer group between 2010 and 2011.

OUR 2011 RESULTS

During 2011, Chiquita delivered our third consecutive year of profitability. Annual sales decreased 3% year-on-year to $3.1 billion, on lower sales in Salads & Healthy Snacks and Other Produce, partially offset by 4% higher Banana sales. We reduced debt by $62 million during the year and refinanced other debt to reduce the total annual interest expense by approximately $14 million and extended the maturity of our secured credit facility, including $150 million of revolving credit. Notwithstanding those positive aspects of our performance, no annual cash bonus plan (MIP) payments were made to Named Executive Officers under our MIP program, as we did not achieve the net income threshold required for payment. Our long-term incentive program (LTIP) for the 2009-2011 period was earned at 55% of target, based on 110% achievement for cumulative earnings per share and 0% on relative total shareholder return.

We recognize that current economic times are challenging and that the Company's current economic performance is not what we want it to be. Let us assure you that we our mindful of that and we are focused on the need to take the right steps to ensure that the Company is positioned to deliver positive results long-term. Accordingly, a negative vote on this proposal is not needed to deliver that message.

REALIZED PAY CONTINUES TO TRACK CORPORATE PERFORMANCE

We share your desire for better performance, and we constantly work toward that goal. We believe our executive compensation program is properly designed to incentivize better performance due to the strong correlation between realized pay and actual performance.
You should be aware that the method ISS used in 2012 to arrive at its recommendation focuses on a comparison of performance with compensation opportunities. While we are certainly cognizant of the need to provide market-competitive compensation opportunities, we believe that over time our compensation program has demonstrated consistency with that philosophy and that a comparison of future compensation opportunities with past corporate results is a superficial and flawed way to analyze compensation programs.
You should be aware that under the ISS formula and SEC disclosure rules, target opportunity pay for 2011 includes the full target value of our 2011-2013 LTIP and RSU awards even though

•	LTIP performance and any resulting performance-based payout will not be known for 3 years

•	Restricted stock unit (RSU) awards vest over 3-4 years and in most circumstances require the executive to remain an employee on each vesting date
As an illustration of how the executive compensation program correlates realized executive compensation to actual corporate performance, the tables below provide the percentage and dollar value of the elements that comprised the target total direct compensation opportunity

(other than benefits) available to our Named Executive Officers who were employed by us at the end of 2011, as compared to actual compensation paid for the trailing one- and three-year periods ended December 31, 2011.

	One-Year (2011)
Named Executive Officer	Performance Pay Opportunity(1)	Realized Pay(2)	Realized as % of Opportunity
Fernando Aguirre	$2,363,238	$1,024,239	43%
Kevin Holland	727,528	438,278	60%
Brian Kocher	819,544	476,544	58%
Michael Sims	772,392	450,392	58%
Waheed Zaman	742,234	434,234	59%

(1) Performance Pay Opportunity includes base salary and target MIP for 2011
(2) Realized Pay includes base salary. Because minimum net income and total revenue goals of $39 million and $3,140 million, respectively, were not met, no payments were made for the 2011 MIP.

	Three-Year (2009-2011)
Named Executive Officer	Performance Pay Opportunity(1)	Realized Pay(2)	Realized as % of Opportunity
Fernando Aguirre	$14,551,295	$9,260,101	64%
Kevin Holland	3,534,077	2,495,556	71%
Brian Kocher	3,861,350	2,623,248	68%
Michael Sims	3,194,976	2,265,300	71%
Waheed Zaman	3,505,556	2,402,932	69%

(1) Performance Pay Opportunity includes:
• base salary for 2011, 2010 and 2009
• target annual MIP for 2011, 2010 and 2009
• grant date value of RSU awards in 2011, 2010 and 2009
• grant date value of LTIP target for the 2009-2011 performance cycle

(2) Realized Pay includes:
• base salary for 2011, 2010 and 2009
• actual MIP for 2009 (maximum company performance goals achieved); no payments were made for the 2011 and 2010 MIP because minimum performance goals were not met
• value of RSU awards granted in 2011, 2010 and 2009 at $8.34 (closing price on 12/31/2011)
• actual value of shares earned (55% of target) under the LTIP award for the 2009-2011 performance cycle at $10.32 (the closing price on the date of issuance)

Because performance did not meet the desired levels, no payouts were made to our executive officers under the annual cash bonus plan (MIP) in 2011 and 2010. LTIP payouts were below target or not paid for last four cycles (55% for 2009-2011; 72% for 2008-2010; 0% for 2007-2009 and 0% for 2006-2008).
This demonstrates that the operation of Chiquita’s compensation program has been consistent with a pay for performance philosophy and that performance goals were appropriate.
In addition, all stock awards are subject to stock ownership guidelines that significantly limit an executive’s ability to monetize the award, continuing alignment to the interests of shareholders.
Finally, ISS evaluates company performance solely based on total shareholder return, which, in our judgment, should not be the exclusive measurement of pay for performance. In particular, we do not believe performance should be judged on one metric on one day. The performance goals in our compensation plans include multiple factors based on our strategic plans.
We operate in a volatile business environment, where factors crucial to our financial results – weather and currency exchange rates, for example – are not within our control. Our executive management team and the Board of Directors operate within these limitations and continuously evaluate our business plans to build long-term shareholder value, but do not chase short-term stock price increases. We do not believe that an exclusive focus on the TSR metric, which the ISS methodology suggests would be appropriate, would be in the best interest of our shareholders.
PERFORMANCE GOAL DISCLOSURE
We disclose our performance goals after the applicable periods are complete, giving shareholders the opportunity to evaluate the appropriateness of the goals over time. While ISS objects as a matter of their policy to the omission from our proxy of specific numerical goals for ongoing performance periods, we believe that prospective disclosure of those specific performance goals would be competitively harmful to Chiquita. Disclosure of prospective total revenue, net income, earnings per share and free cash flow performance goals would give an unfair advantage to competitors, suppliers and customers. SEC disclosure rules acknowledge this consequence and permit the approach we have taken.
More importantly, ISS has acknowledged that historically our revenue and net income performance goals have been sufficiently rigorous. The ISS report for 2012 states, “In fiscal 2011, the CEO received a zero payout [under the MIP] because threshold levels for the company’s revenue and net income were not achieved. ISS also notes that the net income target would have been met; however, the resulting adjustments caused the actual amount to be below threshold.” This acknowledgement reinforces our view that our compensation program has been successful in aligning realized pay to actual results.
PEER GROUP COMPOSITION IS APPROPRIATE
As we noted in our proxy statement, our Compensation Committee does not make its decisions based solely on comparison to our peer group. Broad compensation survey results also are taken into account.

ISS has raised concerns regarding the appropriateness of the peer group used to evaluate Chiquita’s executive compensation program. First, ISS has mistakenly concluded that PepsiCo is part of our current peer group, which may distort ISS's conclusion on this issue. In addition, the new ISS peer group is created by a formula which ISS has chosen, and includes 14 companies rather than our larger group of 21. The ISS peer group contains companies that are dissimilar to Chiquita, such as retail grocers and a conglomerate, of which one of their business segments was a former member of our peer group. Our peer group is made up of companies that are both smaller and larger than us, because we compete for talent from all companies in our peer group and must assess our compensation program in that context.
CONCLUSION
In considering your vote, we once again urge shareholders to review the Compensation Discussion and Analysis beginning on page 28 of our proxy statement and to consider the information in this letter. Our Board of Directors and Compensation & Organization Development Committee have implemented a compensation program that, in our view, is appropriately designed to provide the proper incentives for our employees to achieve positive performance. We believe the ISS methodology for assessing Chiquita’s executive compensation program fails to properly assess the relationship between pay and performance and, because of its focus on comparing historical performance with future compensation opportunities, can yield inconsistent recommendations from year to year, even when the underlying compensation program has not changed in structure.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 2:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

This Supplement, Chiquita’s Proxy Statement and Annual Report on Form 10-K
are available at https://materials.proxyvote.com/170032